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                                   EXHIBIT 99

Contact: Robert W. Krick                         For Release:  February 26, 2003
         610-337-1000, ext. 3141                               Immediate


UGI TO PURCHASE ADDITIONAL ELECTRICITY GENERATION

VALLEY FORGE, Pa., February 26 -- UGI Corp. (NYSE:UGI), announced that its electricity generation subsidiary, UGI Development Company, has signed a definitive agreement to acquire the 83 megawatt ownership interest in the Conemaugh generating station of Allegheny Energy Supply Company, LLC, a unit of Allegheny Energy, Inc., (NYSE:AYE), for approximately $51.25 million, subject to a $3 million credit in favor of UGI Development Company. The purchase will increase UGI's interest in the Conemaugh station to 102 megawatts, or nearly six percent, from 19 megawatts, or approximately one percent.

Lon R. Greenberg, Chairman, President and Chief Executive Officer of UGI said, "We welcome the opportunity to increase our position in the electricity generation industry. As an active investor in the Conemaugh facility since its inception in 1971, we are very familiar with its operating characteristics. Furthermore, UGI Energy Services, Inc., also known as GASMARK(R), is well-positioned to add electricity to the portfolio of products it markets to commercial and industrial customers in its Mid-Atlantic service area." Through its wholly owned subsidiary, UGI Utilities, Inc., UGI distributes electricity to over 61,000 customers in Luzerne and Wyoming counties in northeastern Pennsylvania.

The Conemaugh generating station, located near Johnstown, PA, is a 1,711 megawatt, coal-fired electricity generating station owned by a consortium of energy companies and is operated by a unit of Reliant Resources, Inc. (NYSE:RRI). The facility is part of the PJM Interconnection and supplies base load power at one of the lowest variable costs in the region.

"Nearly four years ago, we announced our intention to grow our core utility and domestic propane businesses as well as invest in related and complementary businesses," said Greenberg. "The purchase of additional generation capacity is consistent with our strategic focus and should be accretive immediately to earnings per share." Greenberg noted that UGI would use a portion of its existing cash balances to fund the purchase at close. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close by the end of June 2003.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 51% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer.

Comprehensive information about UGI is available on the Internet at HTTP://WWW.UGICORP.COM.

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UGI TO PURCHASE ADDITIONAL ELECTRICITY GENERATION                        PAGE 2


This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read UGI's Annual Report for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.


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